EXHIBIT 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made by MACATAWA BANK CORPORATION, a Michigan corporation (the “Corporation”), and JON W. SWETS (“Executive”) as of July 21, 2016. This Agreement amends and restates the Change in Control Agreement made by the Corporation and Executive as of June 22, 2015. Any reference to the Corporation shall jointly include the Bank and any Affiliate, each as defined below.

WHEREAS, the Corporation operates a wholly owned commercial banking subsidiary, Macatawa Bank (the “Bank”); reference to the "Corporation" in this Agreement includes the Bank unless otherwise indicated by context), which is engaged in the general business of banking; and

WHEREAS, the Board of Directors of the Corporation believes that the future services of Executive will be of great value to the Corporation and Bank; and

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to secure Executive’s continued services and to ensure Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Corporation, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive’s full attention and dedication to the Corporation and the Bank, the Board of Directors has authorized the Corporation to enter into this Agreement.

NOW, THEREFORE, the parties agree as follows.

1.     Effective Date and Term. This Agreement will take effect as of the date first written above. This Agreement shall remain in effect until the end of the calendar year following that in which either party gives the other notice of intention to terminate this Agreement; provided, however, that:

(a)     except for termination as provided above pursuant to notice from Executive to the Corporation, this Agreement will not terminate during an Active Change in Control Proposal Period, even if the Corporation has given Executive notice of intention to terminate this Agreement;

(b)     except for termination as provided above pursuant to notice from Executive to the Corporation, upon the occurrence of a Change in Control the term of this Agreement shall automatically be extended until the second anniversary of the effective date of the Change in Control, even if the Corporation has given Executive notice of intention to terminate this Agreement; and

(c)     termination of this Agreement shall not affect the obligations of either party accrued before termination of this Agreement, Executive’s obligations under Section 5, 6 or 7, or the obligations of the parties under Section 12 or 14.

2.     Change in Control Severance Payment. The Corporation will make the payments provided for in this Section 2 (the “Severance Pay”) if Executive’s employment is terminated during the term of this Agreement in a manner that constitutes a “separation from service” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”) due to: (A) Executive terminating employment for Good Reason, or (B) ) the Corporation terminating Executive’s employment for any reason other than death, Permanent Disability or Cause, and, in the case of either (A) or (B), such termination of employment occurs either (i) within twenty-four months after the date of a Change in Control or (ii) within six months before the date of a Change in Control.

(a)     Amount and Payment of Cash Severance. The Corporation will make a cash payment (the “Cash Payment”) to Executive in an amount equal to the sum of (i) one and a half (1-1/2) times Executive’s Average Compensation and (ii) Executive’s target annual bonus, if any, for the year in which employment terminates (with such calculations to be made as though the target level has been achieved for each performance goal), prorated by multiplying Executive’s target annual bonus by the number of days in the year completed through the date of Executive’s termination of employment divided by 365. The Cash Payment shall be paid to Executive in a single lump sum within sixty days after termination of employment; provided, however, that if the sixty day period overlaps two calendar years that the payment will be made in the later calendar year. If Executive dies after becoming entitled to the Cash Payment but before it has been paid, the Cash Payment will be made to Executive’s designated beneficiary (or Executive’s estate if Executive fails to designate a beneficiary).

(b)     Health Coverage Payment. The Corporation will make a cash payment (the "Health Coverage Payment") to Executive equal to 18 times the Corporation’s monthly pre-tax cost of contribution towards Executive’s then current employee and dependent health, prescription drug and dental coverage. If Executive is not enrolled in the Corporation’s health, prescription drug and dental plans, then the monthly amount will be equal to the Corporation’s contribution towards family coverage for such plans determined at the time employment terminates. Although the right to payment under this paragraph is based on the Corporation’s health, prescription drug and dental plan at the time employment terminates and is intended to fund payment for health coverage, the Health Coverage Payment is not required to be used for health coverage and Executive may use the Health Coverage Payment for any purpose. The Health Coverage Payment shall be paid to Executive in a single lump sum with the Cash Payment provided by Section 2(a).

(c)     Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of employment; and (ii) Executive must resign upon written request by the Corporation from all positions with or representing the Corporation, including but not limited, to membership on boards of directors; and (iii) Executive must enter into, and not revoke, an agreement in form reasonably acceptable to the Corporation that releases the Corporation and any officer, director, agent, employee, shareholder, or other representative of the Corporation from any and all claims of Executive except for claims or rights relating to: (A) this Agreement; (B) unpaid salary through the employment termination date; (C) unpaid expense reimbursements for authorized business expenses incurred before the employment termination date; (D) any equity plans; (E) benefit plans (for example, to convert life insurance); (F) any rights under the terms of any qualified retirement plan covering Executive; and (G) rights of indemnification under the Corporation’s Articles of Incorporation or Bylaws or any agreement to which the Corporation is a party. In addition, the release does not affect Executive’s right to cooperate in an investigation by the Equal Employment Opportunity Commission.

(d)     Reductions to Severance Pay. Executive will receive the Severance Pay notwithstanding any other earnings that Executive may have and without offset of any kind except that the Corporation has the right to deduct from the Severance Pay any income, payroll or other taxes required to be deducted from such payments.

3.     Definitions.

(a)     Active Change in Control Proposal Period. “Active Change in Control Proposal Period” means any period:

(i)     during which the Board of Directors of the Corporation has authorized solicitation by the Corporation of offers or expressions of interest for a transaction which, if consummated, would constitute a Change in Control; or

(ii)     during which the Corporation has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board of Directors has not determined to reject such proposal without any counter-offer or further discussions; or

(iii)     during which any proxy solicitation or tender offer with regard to the securities of the Corporation is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Corporation to solicit offers for or enter into a transaction that would constitute a Change in Control.

(b)     Affiliate. “Affiliate” means any organization controlling, controlled by or under common control with the Corporation.

(c)     Average Compensation; Allowed Bonus. “Average Compensation” means (i) the sum of Executive’s annual base salary and Allowed Bonus, if any, paid in each of the most recent three complete calendar years of Executive's employment by the Corporation divided by (ii) three (or the lesser number of complete calendar years for which Executive has been employed by the Corporation). For the purpose of computing Average Compensation, the "Allowed Bonus" shall mean, for each calendar year included in the average, the sum of the amount of cash bonus paid in that year, if any, and the total grant date fair value of all restricted stock awards granted during that year, if any, (calculated as the fair market value of each share of restricted stock on the date of the award multiplied by the number of shares awarded); provided, however, that the Allowed Bonus included for any calendar year may not exceed 75% of Executive's annual base salary for that year. Average Compensation shall not include any amount, other than base salary, cash bonuses and restricted stock, included in Executive’s taxable compensation for federal income tax purposes (for example, taxable income for taxable fringe benefits, previously deferred compensation, restricted stock vesting or gain realized upon exercise of stock options are not included).

(d)     Cause. “Cause” means Executive’s removal from office by order of a regulatory agency having jurisdiction over the Corporation, or Executive’s willful and repeated failure to perform Executive’s duties of employment, which failure has not been cured within thirty (30) days after the Corporation gives notice thereof to Executive; it being expressly understood that negligence or bad judgment shall not constitute “Cause” so long as such act or omission was without intent of personal profit and was reasonably believed by Executive to be in or not adverse to the best interests of the Corporation.

(e)     Change in Control. “Change in Control” means any of the occurrences listed in (i) below, subject to (ii) and (iii) below.

(i)     A Change in Control shall be deemed to have occurred if:

(A)     Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities;

(B)     A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Corporation’s Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter;

(C)     During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; or

(D)     A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Corporation immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

(ii)     Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i)(A) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i)(A) hereof.

(iii)     Notwithstanding anything contained in this Agreement to the contrary, if Executive’s employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, and who subsequently effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of Executive’s employment.

(f)     Permanent Disability. “Permanent Disability” is as defined and provided for in this paragraph. If Executive has been unable by reason of physical or mental disability to properly perform Executive’s duties hereunder for a period of one hundred eighty (180) days, the Corporation may give Executive notice of its intention to terminate Executive’s employment due to Permanent Disability. If Executive wishes to contest the existence of termination due to Permanent Disability, Executive must give the Corporation notice of Executive’s disagreement within ten (10) days after receipt of the notice from the Corporation, and Executive must promptly submit to examination by three physicians in Ottawa County or Kent County, Michigan, who are reasonably acceptable to both Executive and the Corporation (with consultation from other physicians as determined by those three). If (A) within sixty (60) days after receipt by Executive of the notice from the Corporation, two of such physicians shall issue their written statement to the effect that in their opinion, based on their diagnosis, Executive is capable of resuming employment and devoting Executive’s full time and energy to discharging Executive’s duties within sixty (60) days after the date of such statement, and (B) Executive does in fact within such sixty (60) day period resume employment and properly perform Executive’s duties, then Executive’s employment shall not be terminated due to Permanent Disability. It is understood that the Corporation has the right to terminate Executive’s employment due to Executive’s disability without meeting the standards in this paragraph, but in that event the termination shall be deemed to be a discretionary termination of Executive’s employment.

(g)     Good Reason. “Good Reason” means a material negative change to the employment relationship between Executive and the Corporation because: (A) Executive is removed from any of Executive’s principal positions with the Corporation or the Bank, which includes Executive no longer holding the position of Chief Financial Officer, an equivalent designation or an officer to whom the Chief Financial Officer or equivalent reports; or (B) the authority, duties or responsibilities of Executive’s principal positions is materially diminished; or (C) Executive’s base compensation is materially reduced, or (D) the authority, duties or responsibilities of the supervisor to whom Executive is required to report is materially diminished, which includes a requirement that Executive report to anyone other than the Chief Executive Officer or directly to the Corporation’s or Bank’s Board of Directors; or (E) any requirement of the Corporation that Executive be based anywhere other than in Ottawa County or Kent County, Michigan, or any substantial increase in the business travel required of Executive; or (F) any material breach by the Corporation or any successor of its obligations to Executive under this Agreement.

Executive may not terminate employment for “Good Reason” unless:

(i)     Executive notifies the Board in writing, within 90 days after Executive becomes aware of the act or omission constituting Good Reason that the act or omission in question constitutes Good Reason and explaining why Executive considers it to constitute Good Reason;

(ii)     the Corporation fails, within 30 days after notice from Executive under (i) above, to revoke the action or correct the omission and make Executive whole; and

(iii)     Executive gives notice of termination within 90 days after expiration of the 30-day period under (ii) above.

4.     Parachute Cap. Notwithstanding anything in this Agreement to the contrary, any payment, benefit, or amount payable or benefit to be provided to Executive pursuant to this Agreement that is a “Parachute Payment” as defined in Section 280G(b)(2) of the Code, will be reduced to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Parachute Payments as well as any payments or benefits provided outside of this Agreement that are so treated will not cause the Corporation to have paid an “Excess Parachute Payment” as defined in Section 280G(b)(1) of the Code. If it is established that an “Excess Parachute Payment” has occurred or will occur under this Agreement or otherwise, the Corporation will reduce the amount of any remaining Parachute Payments to be made to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “base amount” as defined in Section 280G(b)(3) of the Code.

5.     Confidentiality, Return of Property. Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of the Corporation, and those of third-parties related to their transaction of business with the Corporation, which information is not generally disclosed to persons not employed by the Corporation. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during or after termination of employment, except that during employment Executive may use and disclose Confidential Information as reasonably required by Executive’s employment. Upon termination of employment, Executive will deliver to the Corporation any and all property owned or leased by the Corporation and any and all

Confidential Information (in whatever form) including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards, computers and other Corporation-provided equipment. Executive’s commitments in this Section will continue in effect after termination of employment and after termination of this Agreement. The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

6.     Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, Executive’s entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which Executive may discover to develop, either solely or jointly with others, during Executive’s employment and for a period of one year after termination of such employment, which would relate in any way to the business of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation Executive’s entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive’s obligations under this Section 6 shall continue in effect, as to inventions, discoveries and improvements covered by this Section 6, notwithstanding any termination of employment or this Agreement.

7.     Noncompetition and Nonsolicitation.

(a)     In view of Executive’s importance to the success of the Corporation, Executive and the Corporation agree that the Corporation would likely suffer significant harm from Executive’s competing with the Corporation during employment and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities (except in Marginal Business Areas, as defined in Section 7(e)) either: (A) while employed by the Corporation; or (B) if Executive’s employment is terminated during the term of this Agreement, during the Restricted Period (as defined below). Executive shall be deemed to engage in competitive activities if Executive shall, without the prior written consent of the Corporation, (i) in Ottawa County, Kent County, or Allegan County, Michigan, or in any county contiguous thereto (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of the Corporation in providing financial products or services (including, without limitation, banking, insurance, trust or investment products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in Ottawa County, Kent County, or Allegan County, Michigan, or any of the counties contiguous thereto (including all municipalities) which competes directly or indirectly with the business of the Corporation in providing financial products or services (including, without limitation, banking, insurance, trust or investment products or services) to consumers and businesses. Notwithstanding the preceding sentence,

Executive shall not be prohibited from owning less than one percent (1%) of any class of publicly traded securities.

(b)     While employed by the Corporation and during the Restricted Period, Executive agrees that Executive shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of the Corporation to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive’s services to the Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or reduce or refrain from doing any business with the Corporation or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Corporation and any such customer or prospective customer. The term “solicit” as used in this Section 7 means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of the Corporation.

(c)     While employed by the Corporation and during the Restricted Period, Executive agrees that Executive shall not, in any manner directly solicit any person who is an employee of the Corporation to apply for or accept employment with any other person or entity.

(d)     For purposes of Section 7(a), the term “Restricted Period” shall equal six months following the date of termination of Executive’s employment during the term of this Agreement. For purposes of Sections 7(b) and 7(c), the term “Restricted Period” shall equal eighteen months following the date of termination of Executive’s employment during the term of this Agreement. If Executive is in breach of Section 7, then the Restricted Period will be extended for a period equal to the duration of Executive’s breach.

(e)     The parties agree that nothing herein shall be construed to limit or negate that common law of torts or trade secrets where it provides broader protection than that provided herein.

(f)     Activities by Executive that would otherwise violate Section 7(a) will not be considered a violation of this Agreement if such activities are conducted only with regard to a “Marginal Business Area”, defined as a line of business (other than banking) engaged in by the Corporation but which represents less than 5% of the consolidated non-interest income of the Corporation.

(g)     If Executive’s employment is terminated during the term of this Agreement, Executive’s obligations under this Section shall survive termination of this Agreement.

8.     Successors; Binding Agreement.

(a)     This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)     The Corporation agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of the Corporation’s obligations to Executive under this Agreement that constitutes Good Reason.

(c)     This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

9.     Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by electronic mail, facsimile transmission or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Corporation:	Macatawa Bank Corporation 10753 Macatawa Drive Holland, MI 49424 Attn: Chairman of the Board

If to Executive:	Jon W. Swets 4163 Little Star Court Grandville, MI 49418 jonswets@comcast.net 616.532.7971

Either party may change its address for notices by notice to the other party.

10.     Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Corporation’s Board of Directors, or a committee of the Board of Directors, and is agreed to in a writing signed by Executive and by the Chairman of the Board of Directors of the Corporation. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

11.     Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

12.     Arbitration. The Corporation and Executive agree that the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement shall be arbitration under the procedures set forth in this Section; provided, however, that nothing in this Section prohibits a party from seeking preliminary or permanent judicial injunctive relief, or from seeking judicial enforcement of the arbitration award. The arbitrator shall be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument. Pre-hearing discovery shall be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator shall have subpoena power. The procedural rules for an arbitration hearing under this Section shall be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing shall be completed within ninety (90) days after the arbitrator has been selected and the arbitrator shall issue a written decision within sixty (60) days after the close of the hearing. The hearing shall be held in Grand Rapids, Michigan. The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Circuit Court for Kent County, Michigan or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator shall be paid by the Corporation and one-half by Executive, except that the fees and expenses of the Arbitrator incurred by Executive shall be reimbursed in full by the Corporation with respect to any arbitration initiated after the date of a Change in Control. The attorney fees and expenses incurred by the parties shall be paid by each party, except that the Corporation shall reimburse Executive’s reasonable attorney fees incurred with regard to any arbitration proceeding initiated after a Change in Control unless the arbitrator finds that Executive’s claims or defenses in such proceeding lack merit and were asserted in bad faith. Any such reimbursement will be made within thirty (30) days after Executive submits documentation of such expenses, provided that no payment will be made after the last day of the calendar year following the calendar year in which the expense was incurred. To the extent that (i) the reimbursement of attorney fees, together with any other payments under this Agreement, constitute separation pay under Code Section 409A and the regulations thereunder; (ii) a portion of such separation pay exceeds the amount that would be exempt from consideration as a deferral of compensation under Treas. Reg. § 1.409A-1(b)(9)(iii) (the “Excess Separation Payment”); and (iii) the Excess Separation Payment is not otherwise exempt from treatment as a deferral of compensation under Treas. Reg. § 1.409A-1(b), then such amounts shall be reduced to the extent necessary so that Executive does not receive an Excess Separation Payment.

13.     Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s employment with the Corporation or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this

Agreement, and this Agreement supersedes any other agreements on the subjects covered by this Agreement; provided, however, except as expressly modified hereby, this Agreement shall not affect Executive’s rights under retirement and health and welfare plans in which Executive participates which are maintained by the Corporation. This Agreement does not provide Executive any right to continued employment with the Corporation and does not in any way affect the right of the Corporation to terminate Executive’s employment at any time with or without Cause.

14.     Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Kent County Circuit Court. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Corporation may be located at the time any action may be commenced. The parties agree that the locations specified above are mutually convenient forums and that each of the parties conducts business in Kent County.

15.     Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

16.     Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code partially as providing for short-term deferrals under Treasury Regulation § 1.409A-(b)(4) and partially as an involuntary separation pay plan under Treasury Regulation § 1.409A-1(b)(9), and shall be interpreted and operated consistently with those intentions. To the extent Section 409A is found to be applicable to this Agreement, this Agreement is to be interpreted to comply with Section 409A and shall be interpreted and operated consistently with those intentions, including but not limited to, any applicable six-month delay in payment if Executive is a specified employee of the Corporation.

The parties made this Agreement effective as of the date first written above.

MACATAWA BANK CORPORATION

By:	/s/ Richard L. Postma	/s/ Jon W. Swets
	Richard L. Postma	Jon W. Swets
Chairman of the Board of Directors

	“Corporation”	“Executive”

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